Exhibit 99.1

PRESS RELEASE

FIDELITY D&D BANCORP, INC.

Date: October 28, 2004

Contacts:

Steven C. Ackmann	Salvatore R. DeFrancesco, Jr.
President and	Treasurer and
Chief Executive Officer	Chief Financial Officer
570-346-4156	570-504-8000

FIDELITY D & D BANCORP, INC.

REPORTS THIRD QUARTER 2004 FINANCIAL RESULTS

Dunmore, PA – Fidelity D&D Bancorp, Inc., (OTC Bulletin Board: FDBC), parent company of The Fidelity Deposit and Discount Bank, announced net income for the quarter ended September 30, 2004 of $814,000, an 18.8% increase compared to net income of $685,000 for the same quarter of 2003.  Earnings per share were $0.45 and $0.38 for the quarters ended September 30, 2004 and 2003, respectively.  Net income for the nine months ended September 30, 2004 was $2,359,000, or $1.29 per share, a $136,000 decrease compared to net income of $2,495,000, or $1.37 per share, for the same period in 2003.

Net interest income increased to $4,018,000 for the quarter ended September 30, 2004, an overall increase of $678,000, or 20.3%, over the $3,340,000 recorded during the same quarter of 2003. Total interest income declined by $45,000 from $6,783,000 to $6,738,000, while total interest expense decreased by $723,000, or 21.0%, from $3,443,000 to $2,720,000 for the quarters ended September 30, 2003 and 2004, respectively.  Rates paid on deposits continue to lower interest expense as yields on earning assets improved throughout the third quarter of 2004.  As a result, the net interest margin increased sixty basis points to 3.22% in the third quarter of 2004, compared to third quarter of 2003.

“The entire staff of Fidelity Deposit & Discount Bank is dedicated to returning the Company to the kind of performance that our customers and shareholders expect”, commented Steven C. Ackmann, President & CEO.  “I’m encouraged by the results in the third quarter and look at this quarter’s performance as a first step in an improved direction”.

During the third quarter of 2004, the provision for loan losses was $450,000 compared to $300,000 in the same quarter of 2003. The ratio of allowance for loan losses to total loans was 1.59%, 1.28% and 0.99% at September 30, 2004, December 31, 2003 and September 30, 2003, respectively.

Service charges and other fee income from operations also continue to improve in 2004.  Other operating income recorded for the quarter ended September 30, 2004 was $1,149,000 compared with $1,021,000 for the same quarter in 2003.

Total other expenses increased $465,000, or 14.6%, from $3,193,000 to $3,658,000 for the quarters ending September 30, 2003 and 2004.  This operating increase primarily resulted from the recognition of an incremental retirement benefit obligation for the Company’s former chairman and president, along with the salaries and benefit increases associated with the addition of managerial personnel since last year and the intensified advertising and promotional expenses incurred during the third quarter of 2004.

The Company’s balance sheet continues to restructure and decline in total assets from $575,215,000 at December 31, 2003 to $545,171,000 at September 30, 2004. The overall decrease in assets resulted principally from time deposit run-off, along with a decline in NOW non-personal account balances.  The Company’s continued focus on building customer base in core deposits resulted in continued additions to non-interest-bearing deposits, money market and savings account deposit balances as of September 30, 2004.  Total deposits decreased $26,013,000 to $375,430,000 on September 30, 2004, a decline of 6.5% from $401,443,000 at December 31, 2003.

Investment securities were down $14,028,000, or 9.7%, to $130,379,000 while net total loans declined $9,768,000, or 2.5%, primarily from sales of mortgage loans, to $377,077,000 at September 30, 2004.  Total borrowings were down $5,832,000, or 4.6%, throughout the current period to total $120,800,000 at September 30, 2004.

Shareholders’ equity at September 30, 2004 increased to $45,880,000 from $43,932,000 at December 31, 2003. The increase in shareholders’ equity of $1,948,000 resulted from $364,000 net unrealized holding gains on available-for-sale securities recorded within other comprehensive income, the retention of $1,153,000 net income after dividends paid and a $431,000 increase in common stock through the dividend reinvestment and employee stock purchase plans.  Dividends declared by the Company during the third quarter of 2004 were $403,000, of which $123,000 was reinvested through the dividend reinvestment plan. Total equity to assets ratio was 8.42% at September 30, 2004.

The Fidelity Deposit and Discount Bank operate twelve community banking offices and twenty-three ATM locations in Lackawanna and Luzerne Counties.

For more information please visit our web site at www.the-fidelity.com.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various factors.  These factors include the possibility that increased demand or prices for the company’s financial services and products may not occur, changing economic, interest rate and competitive conditions, technological developments and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.

Fidelity D&D Bancorp, Inc.

Selected Financial Data

(Unaudited)

Balance sheet data:

	September 30, 2004	December 31, 2003	September 30, 2003
Total assets	$545,171,022	$575,215,466	$568,475,355
Total investment securities	130,378,618	144,407,374	139,403,116
Net loans	376,746,786	366,981,640	356,258,143
Loans available-for-sale	329,777	19,863,577	23,864,025
Total deposits	375,429,702	401,442,546	409,405,064
Total borrowings	120,800,475	126,633,012	109,782,618
Total shareholders’ equity	45,879,544	43,931,899	45,275,836

Operating data:

	For the three months ended September 30,		For the nine months ended September 30,
	2004	2003	2004	2003
Total interest income	$6,737,699	$6,783,226	$20,514,214	$21,567,808
Total interest expense	2,719,785	3,442,858	8,472,190	10,966,333
Net interest income	4,017,914	3,340,368	12,042,024	10,601,475
Provision for loan losses	450,000	300,000	1,700,000	1,060,000
Other income	1,148,738	1,020,612	3,166,040	3,238,195
Other expense	3,657,794	3,192,912	10,471,529	9,501,958
Provision for income taxes	245,346	183,433	677,223	782,806
Net income	$813,512	$684,635	$2,359,312	$2,494,906

Selected financial ratios and other data:

	For the three months ended September 30,		For the nine months ended September 30,
Selected returns and fianacial ratios	2004	2003	2004	2003
Net income per share - basic	$0.45	$0.38	$1.29	$1.37
Net income per share - diluted	$0.45	$0.38	$1.29	$1.37
Dividends per share	$0.22	$0.22	$0.66	$0.66
Net interest margin	3.22%	2.62%	3.15%	2.73%
Return on average assets	0.60%	0.48%	0.57%	0.58%
Return on average equity	7.29%	6.09%	7.11%	7.36%
Efficiency ratio	66.95%	72.06%	64.69%	70.90%
Expense ratio	1.79%	1.58%	1.68%	1.63%

Other data	September 30, 2004	December 31, 2003	September 30, 2003
Book value per share*	$25.00	$24.10	$24.89
Equity to assets	8.42%	7.64%	7.96%
Allowance for loan losses to loans	1.59%	1.28%	0.99%

*Based on actual shares outstanding.